EXHIBIT 2




                          UNIT PURCHASE AGREEMENT

                               BY AND AMONG

                      HAWTHORNE FINANCIAL CORPORATION

                                    AND

                 EACH OF THE PURCHASERS REFERRED TO HEREIN

                       DATED AS OF OCTOBER 10, 1995






                             TABLE OF CONTENTS


                                                             Page
                                                             ----

Article I.     Definitions                                    1
      Section 1.1   Definitions                               1

Article II.    Purchase and Sale of Units                     6
      Section 2.1   Purchase and Sale of Units                6
      Section 2.2   Closing                                   6
      Section 2.3   Price Allocation                          6

Article III.   Representations and Warranties                 7
      Section 3.1   Representations and Warranties of the
                    Company                                   7
      Section 3.2   Representations and Warranties of the
                    Purchasers                                14

Article IV.    Conditions Precedent to Closing                19
      Section 4.1   Conditions to Obligations of the Parties  19
      Section 4.2   Conditions to Obligations of the
                    Purchasers                                20
      Section 4.3   Conditions to Obligations of the Company  22

Article V.     Covenants                                      23
      Section 5.1   Shareholder Meeting; Exemption            23
      Section 5.2   Applications                              24
      Section 5.3   Investigation and Confidentiality         24
      Section 5.4   Press Releases                            25
      Section 5.5   No Solicitation                           25
      Section 5.6   Use of Proceeds                           26
      Section 5.7   Current Information                       26
      Section 5.8   Listing of Additional Shares of Common
                    Stock                                     26
      Section 5.9   Rights of First Refusal                   27
      Section 5.10  Rule 144 and Rule 144A Reporting          31
      Section 5.11  Purchases of Securities                   31
      Section 5.12  Stock Options                             32
      Section 5.13  Exchange of Securities                    32
      Section 5.14  Acquisition of Common Stock               32

Article VI.    Miscellaneous                                  33
      Section 6.1   Survival of Provisions                    33
      Section 6.2   Termination                               33
      Section 6.3   Waiver; Amendments                        33
      Section 6.4   Communications                            34
      Section 6.5   Costs, Expenses and Taxes                 34
      Section 6.6   Execution in Counterparts                 35
      Section 6.7   Binding Effect; Assignment                35
      Section 6.8   Governing Law                             35
      Section 6.9   Severability of Provisions                35
      Section 6.10  Headings and Gender                       36
      Section 6.11  Integration                               36



         Exhibit A 	List of Purchasers
         Exhibit B 	Form of Senior Note
         Exhibit C 	Form of Certificate of Designations
         Exhibit D 	Form of Warrant
         Exhibit E 	Form of Security Agreement
         Exhibit F 	Form of Director Agreement
         Exhibit G 	Form of Registration Rights Agreement
         Exhibit H  Matters to be covered by Opinion of  Counsel
                 			to the Company and the Bank






                          UNIT PURCHASE AGREEMENT

     Unit Purchase Agreement, dated as of October 10, 1995 (the
"Agreement"), by and among Hawthorne Financial Corporation, a Delaware corporation, and the other parties named on the signature pages hereof (each of which is acting severally and not jointly and as to itself only).

     In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                 ARTICLE I
                                DEFINITIONS


     SECTION 1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Unit Purchase Agreement, as amended, supplemented or modified from time to time.

     "Bank" means Hawthorne Savings, F.S.B., a federally-chartered savings bank, together with its successors.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the city of Los Angeles, California are authorized by law to close.

     "Capital Securities" of any Person means Capital Stock of the Person and Stock Equivalents of the Person.

     "Capital Stock" of any Person means any and all shares or other equity interest of such Person.

     "Certificate of Designations" means the Certificate of Designations and Preferences relating to the Series A Preferred Stock, substantially in the form of Exhibit C hereto, as amended, supplemented or otherwise modified from time to time.

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute in effect from time to time), and the rules and regulations promulgated thereunder.

     "Commission" means the Securities and Exchange Commission and any successor thereto.

     "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     "Company" means Hawthorne Financial Corporation, a Delaware corporation, together with its successors.

     "Confidential Memorandum" means the Private Placement Memorandum, dated August 22, 1995, with respect to the Units referred to therein, as amended or supplemented at any time prior to the Closing.

     "Director Agreements" means the Director Agreements to be entered into by the Company and each of Value Partners, LTD, Lee M. Bass and Fort Pitt Fund, substantially in the form of Exhibit F hereto, as amended, supplemented or otherwise modified from time to time.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including without limitation potential liability for investigating costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment of any Materials of Environmental Concern.

     "Environmental Laws" means any law, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof or of any governmental body or other regulatory or administrative agency or commission, domestic or foreign (a "Law"), relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and other Laws relating to (i) emissions, discharges or releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes (collectively known as "Polluting Substances") or (ii) the handling, storage, disposal, reclamation, recycling or transportation of Polluting Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (or any successor statute in effect from time to time).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time (or any successor statute in effect from time to time), and the rules and regulations of the Commission promulgated thereunder.

     "FDIA" means the Federal Deposit Insurance Act, as amended (or any successor statute in effect from time to time).

     "FDIC" means the Federal Deposit Insurance Corporation and any successor thereto.

     "Fractional Unit" shall mean one fifth, two fifths, three fifths or four fifths of a Unit.

     "HOLA" means the Home Owners' Loan Act, as amended (or any successor statute in effect from time to time).

     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or any successor statute in effect from time to time), and the rules and regulations of the Federal Trade Commission promulgated thereunder.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in respect of such asset.

     "Management" means the following members of the senior management of the Company: President and Chief Executive Officer, Chief Financial Officer and any Executive Vice President.

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Bank taken as a whole.

     "Material Securityholder" means any Person who holds, either directly or indirectly with any of its Affiliates, any of (i) $1,250,000 principal amount of Senior Notes, (ii) 25 shares of Series A Preferred Stock or (iii) Warrants to purchase 220,000 shares of Common Stock or 220,000 shares of Common Stock acquired through the exercise of such Warrants, or any combination of such Warrants and shares of Common Stock.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "NASD" means National Association of Securities Dealers, Inc.

     "Non-performing Assets" means the following consolidated assets of the
Company: (i) non-performing loans, securities or other assets (i.e., all assets on which the Company or the Bank has ceased recognizing interest under generally accepted accounting principles or as to which any payments of principal or interest are past due 90 days or more as of the applicable date) and (ii) Real Estate Owned, exclusive of apartment buildings included in Real Estate Owned; and references herein to the amounts of Non-performing Assets shall mean and refer to the aggregate carrying value of such assets as stated in the books and financial statements of the Company and the Bank under generally accepted accounting principles.

     "OTS" means the Office of Thrift Supervision and any successor thereto.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or a political subdivision or an agency or instrumentality thereof.

     "Placement Agent" means Sandler O'Neill, in its capacity as private placement agent with respect to the offering of Units described in the Confidential Memorandum.

     "Preferred Stock" means the Preferred Stock, par value $.01 per share, of the Company.

     "Previously Disclosed" means disclosed in a letter dated the date hereof delivered from the Company to each Purchaser or from a Purchaser to the Company, as applicable, specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

     "Purchaser" means each Person (other than the Company) listed on the signature pages of this Agreement, and its permitted successors and assigns as provided herein, including any Person who becomes a party hereto by executing and delivering a signature page hereto after the date of this Agreement.

     "Real Estate Owned" means the consolidated properties of the Company acquired by foreclosure on a loan or deed-in-lieu thereof or otherwise included in the Company's real estate owned for purposes of reporting asset quality of the Company in its reports filed with the Commission under the Exchange Act and the asset quality of the Bank in its reports filed with the OTS.

     "Registration Rights Agreement" means the Registration Rights Agreement by and among the Company and the Purchasers, substantially in the form of Exhibit G hereto, as amended, supplemented or otherwise modified from time to time.

     "Related Agreements" means the Senior Notes, the Security Agreement, the Director Agreements and the Registration Rights Agreement.
     "SAIF" means the Savings Association Insurance Fund administered by the FDIC, and any successor thereto.

     "Securities" means (i) the Senior Notes, the Series A Preferred Stock and the Warrants included in the Units to be issued and sold by the Company and purchased by the Purchasers pursuant to this Agreement and (ii) the Common Stock issuable by the Company (x) upon exercise of the Warrants and
(y) pursuant to Section 6(b) of the Senior Notes and/or Section 2(b) of the Certificate of Designations.

     "Securities Act" means the Securities Act of 1933, as amended (or any successor statute thereto as in effect from time to time), and the rules and regulations of the Commission promulgated thereunder.

     "Security Agreement" means the Security Agreement by and among the Company and the Purchasers, substantially in the form of Exhibit E hereto, as amended, supplemented or otherwise modified from time to time.

     "Senior Notes" means the Senior Notes due 2000 included in the Units to be issued and sold by the Company and purchased by the Purchasers pursuant to this Agreement, substantially in the form of Exhibit B hereto, as amended, supplemented or otherwise modified from time to time.


     "Series A Preferred Stock" means the Cumulative Preferred Stock, Series A, par value $.01 per share, of the Company included in the Units to be issued and sold by the Company and purchased by the Purchasers pursuant to this Agreement.

     "State" means each of the states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

     "Stock Equivalents" means, with respect to any Person, options, warrants, calls, contracts or other rights entered into or issued by such Person which confer upon the holder thereof the right (whether or not contingent) to acquire any Capital Stock, voting securities or securities convertible into or exchangeable for Capital Stock or voting securities of such Person.

     "Stock Option Plan" means the Stock Option Plan adopted by the Company in 1993 and approved by its shareholders in 1994.

     "Subsidiary" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

     "Taxes" means all taxes, charges, fees, levies or other governmental assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, dues, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     "Tax Returns" means all foreign, federal, State and local returns relating to Taxes.

     "Unit" means a package of the following securities to be issued and sold by the Company and purchased by Purchasers pursuant to the terms of this Agreement: (i) $250,000 principal amount of Senior Notes, (ii) five shares of Series A Preferred Stock and (iii) a Warrant to purchase 44,000 shares of Common Stock.

     "Warrants" means the Warrants to purchase shares of Common Stock included in the Units to be issued and sold by the Company and purchased by the Purchasers pursuant to this Agreement, substantially in the form of Exhibit D hereto, as amended, supplemented or otherwise modified from time to time.


                                ARTICLE II
                        PURCHASE AND SALE OF UNITS


     SECTION 2.1 PURCHASE AND SALE OF UNITS. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to each Purchaser and each such Purchaser agrees, severally and not jointly, that it will purchase from the Company the number of Units set forth below such Purchaser's name on Exhibit A hereto at a price equal to $500,000 per Unit (subject to pro rata adjustment in the case of any Fractional Unit).

     SECTION 2.2 CLOSING. The purchase and sale of the Units will take place at a closing (the "Closing") to be held at the offices of Mayer, Brown & Platt, Los Angeles, California, at 10:00 a.m., Pacific Time, on December 15, 1995, or on such earlier date as all of the conditions to the parties' obligations hereunder specified in Article IV of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived, or at such other location, and on such other Business Day and time as the parties hereto shall mutually agree. The date on which the Closing is to occur is referred to herein as the "Closing Date."

     SECTION 2.3 PRICE ALLOCATION. The Company and the Purchasers each hereby acknowledge and agree that for United States Federal, State and local income tax purposes, the "issue price" of the Senior Notes, Series A Preferred Stock and Warrants included in the Units will be determined by Deloitte & Touche LLP prior to the Closing and the Company and the Purchasers each agree to use the issue prices as so determined for all income tax purposes with respect to this transaction.

                                ARTICLE III
                      REPRESENTATIONS AND WARRANTIES


     SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as Previously Disclosed, the Company represents and warrants to, and covenants and agrees with, each of the Purchasers as follows:

     (a) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the date hereof, there are (i) 2,599,275 shares of Common Stock issued and outstanding and 5,400 shares of Common Stock are held as treasury shares which are issued but not outstanding, and (ii) no shares of Preferred Stock are issued and outstanding or held as treasury shares. Immediately prior to the Closing on the Closing Date, the Company's outstanding Capital Stock will be as set forth in the preceding sentence, except for any increases in outstanding Common Stock as a result of the exercise of options referred to in the last sentence of this Section 3.1(a). All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of Common Stock has been issued in violation of the preemptive rights of any Person. Except for options to purchase 252,500 shares of Common Stock pursuant to the Stock Option Plan as of the date hereof and as contemplated by this Agreement, there are no Stock Equivalents authorized, issued or outstanding with respect to the Capital Stock of the Company as of the date hereof.

     (b) ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized and validly existing under the laws of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect. The Company is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Company has heretofore delivered true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof to each Purchaser which has requested the same.
Prior to the Closing, the Certificate of Designations will have been filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

     (c) OWNERSHIP OF THE BANK. The Bank is the only Subsidiary of the Company and except for (i) 15,000 shares of the Bank's common stock, which constitutes all of the Bank's outstanding Capital Stock, (ii) stock in the Federal Home Loan Bank of San Francisco, and (iii) securities and other interests taken in consideration of debts previously contracted, the Company does not own or have the right to acquire, directly or indirectly, any outstanding Capital Stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of Capital Stock of the Bank have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by the Company free and clear of all Liens. No Stock Equivalents are authorized, issued or outstanding with respect to the Capital Stock of the Bank and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such Capital Stock.

     (d) ORGANIZATION, STANDING AND AUTHORITY OF THE BANK. The Bank is a federally-chartered savings bank duly organized and validly existing under the laws of the United States. The deposit accounts of the Bank are insured by the SAIF to the maximum extent permitted by the FDIA, and the Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder. The Bank has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has heretofore delivered true and complete copies of the Charter and Bylaws of the Bank as in effect as of the date hereof to each Purchaser which has requested the same.

     (e) AUTHORITY. Each of the Company and the Bank has full corporate power and authority to perform its respective obligations under this Agreement and each of the Related Agreements to which it is or will become a party, and the execution, delivery and performance by (i) the Company of this Agreement and (ii) the Company and the Bank of each Related Agreement to which it is or will become a party have been duly authorized by all necessary corporate action on the part of the Company or the Bank, as the case may be.

     (f) DUE EXECUTION. This Agreement constitutes, and each of the Related Agreements to which the Company or the Bank is or will become a party, when duly authorized, executed and delivered by the Company or the Bank, as the case may be, will constitute a valid and binding obligation of the Company or the Bank, as the case may be, enforceable against the Company or the Bank, as the case may be, in accordance with its terms, except (i) rights to indemnity and contribution under the Registration Rights Agreement may be limited by applicable law, (ii) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (iii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     (g) NO CONFLICT. The execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company or the Bank, as the case may be, is or will become a party will not conflict with or constitute a breach of, or a default under (i) the Certificate of Incorporation or Charter, as the case may be, or the Bylaws of the Company or the Bank, (ii) any material obligation, agreement, indenture, bond, debenture, note, instrument or any other evidence of indebtedness to which the Company or the Bank is a party or the assets of either of which are subject, or (iii) subject to the approvals and compliance referred to in the next sentence, any law, ordinance, order, license, rule or other regulation or demand of any court or governmental agency, arbitration panel or authority applicable to the Company or the Bank. Except for (i) the approval of the issuance of the Warrants by the shareholders of the Company pursuant to Section 6(i)(1)(d) of Part III to Schedule D of the Bylaws of the NASD (unless exempted therefrom upon application to the NASD), (ii) compliance with applicable federal and State securities laws in connection with this Agreement and the performance by the Company of its obligations under the Registration Rights Agreement and (iii) any required compliance by the Company with applicable federal and State securities laws and/or HSR in connection with (x) the issuance of shares of Common Stock upon exercise of the Warrants in accordance with their terms or (y) any issuance of Common Stock pursuant to Section 6(b) of the Senior Notes or Section 2(b) of the Certificate of Designations, no consent, approval, order or other authorization of any governmental, administrative or regulatory body or agency is legally required by or on behalf of the Company or the Bank in connection with the execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company or the Bank, as the case may be, is or will become a party. The representations and warranties contained in this Section 3.1(g), insofar as they relate to federal and State securities laws requirements, are made in reliance on the representations and warranties of the Purchasers contained in Section 3.2 of this Agreement.

     (h) STATUS OF SECURITIES. Subject to satisfaction of the condition set forth in Section 4.1(a) hereof, the Units and the shares of Common Stock issuable upon exercise of the Warrants have been authorized by all necessary corporate action on the part of the Company. When the Units are delivered to the Purchasers at the Closing against payment therefor as provided herein, the Senior Notes, Series A Preferred Stock and Warrants included therein will be duly authorized, validly issued and, in the case of the Series A Preferred Stock, fully paid and nonassessable, and in each case will not be issued in violation of the preemptive rights of any Person. Subject to the approvals and compliance referred to in the second sentence of Section 3.1(g) hereof, shares of Common Stock issued by the Company (i) upon exercise of Warrants in accordance with their terms or
(ii) pursuant to Section 6(b) of the Senior Notes or Section 2(b) of the Certificate of Designations, will be duly authorized, validly issued and non-assessable at the time of issuance and will not be issued in violation of the preemptive rights of any Person. The representations and warranties contained in this Section 3.1(h), insofar as they relate to federal and State securities laws requirements, are made in reliance on the representations and warranties of the Purchasers contained in Section 3.2 of this Agreement.

     (i) SECURITIES REPORTS. The Company has filed all reports and other documents required to be filed by it under the Exchange Act and the Securities Act on a timely basis or has received a valid extension of such time of filing, and all such reports and other documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

     (j)  FINANCIAL STATEMENTS.

          (i) The Company has previously delivered to each Purchaser (x) consolidated balance sheets of the Company as of December 31, 1994 and 1993 and consolidated statements of operations, changes in shareholders' equity and cash flows of the Company for each of the years ended December 31, 1994, 1993 and 1992, accompanied by the related audit report of Deloitte & Touche LLP, and (y) an unaudited consolidated balance sheet of the Company as of June 30, 1995 and unaudited consolidated statements of operations, changes in shareholders' equity and cash flows of the Company for the six months ended June 30, 1995. The foregoing financial statements, as well as the financial statements of the Company to be delivered pursuant to
     Section 5.7(a) hereof (collectively the "Company Financial Statements"), fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

          (ii) Each of the Company Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein, and except that unaudited Company Financial Statements need not contain all of the footnote and line item disclosures that would be required for financial statements prepared in accordance with generally accepted accounting principles. The books and records of the Company and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Bank.

          (iii) Except to the extent (x) reflected, disclosed or provided for in the consolidated statement of financial condition of the Company as of June 30, 1995 (including related notes) and (y) of liabilities incurred since such date in the ordinary course of business, neither the Company nor the Bank has any liabilities, whether absolute, accrued, contingent or otherwise, which would have a Material Adverse Effect.

     (k) MATERIAL ADVERSE CHANGE. Except as Previously Disclosed, since June 30, 1995, no events or developments involving the Company or the Bank have occurred which, individually or in the aggregate, (i) have had, or would reasonably be likely to have, a Material Adverse Effect, provided that any special assessment of SAIF-insured institutions to recapitalize the SAIF shall not be deemed to have such an effect if the condition set forth in Section 4.1(f)(iii) hereof is satisfied, or (ii) materially impair the ability of the Company or the Bank to perform its obligations under this Agreement, any Related Agreement to which it will become a party or any of the Securities.

     (l)  ENVIRONMENTAL MATTERS.

          (i) To the best of the knowledge of the Company and the Bank, the Company and the Bank are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor the Bank has received any communication alleging that the Company or any Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (ii) To the best of the knowledge of the Company and the Bank, none of the properties owned, leased or operated by the Company or the Bank has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect.

          (iii) To the best of the knowledge of the Company and the Bank, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or the Bank or against any Person whose liability for any Environmental Claim the Company or the Bank has or may have retained or assumed either contractually or by operation of law, except such as would not have a Material Adverse Effect.

     (m) TAX MATTERS. The Company and the Bank have timely filed all Tax Returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns, except in all cases where the failure to do so does not or will not have a Material Adverse Effect. As of the date hereof, there is no audit examination, assessed deficiency, deficiency litigation or refund litigation with respect to any Taxes of the Company or the Bank. All Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company have been paid in full or adequate provision has been made for any such Taxes on the Company's consolidated statement of financial condition in accordance with generally accepted accounting principles. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Nothing has occurred, whether by action or by failure to act, which would subject to recapture the bad debt reserves established by the Bank for federal income tax purposes under Section 593 of the Code.

     (n) ERISA. The Company is in compliance in all material respects with all presently applicable provisions of ERISA; no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur liability under
(i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 (whether or not waived) or 4971 of the Code; and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

     (o) LITIGATION. There are no actions, suits, investigations or legal proceedings pending against, or to the knowledge of the Company threatened against, or affecting the Company or the Bank or their respective properties before any court or governmental body or agency which would reasonably be expected to have a Material Adverse Effect or which in any manner challenge the legality, validity or enforceability of this Agreement, any of the Related Agreements or any of the Securities, or which would reasonably be expected to materially impair the ability or obligation of the Company or the Bank to perform fully on a timely basis their respective obligations under this Agreement, any Related Agreement to which it will become a party or any of the Securities.

     (p) COMPLIANCE WITH LAWS. Each of the Company and the Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, State, local and foreign governmental or regulatory bodies that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

     (q) NO DEFAULT OR VIOLATION. Neither the Company nor the Bank currently is in violation of its Certificate of Incorporation and Charter, respectively, its Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could, individually or in the aggregate, reasonably be deemed (i) to have a Material Adverse Effect or (ii) materially adversely impair the ability of the Company or the Bank to perform on a timely basis any obligation which it has under this Agreement, any Related Agreement to which it will become a party or any of the Securities and neither the Company nor the Bank has received any notice or communication from any federal, state or local governmental authority asserting that the Company or the Bank is in violation of any of the foregoing which could reasonably be deemed to have any effect set forth in clauses (i) or (ii) above.
Except for the Capital Directive issued by the OTS to the Bank as of June 30, 1995 and as Previously Disclosed, neither the Company nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and none of them has received any written communication requesting that they enter into any of the foregoing.

     (r) CERTAIN FEES. Except for fees and expenses payable by the Company to the Placement Agent, as Previously Disclosed, no fees or commissions will be payable by the Company or the Bank to brokers, finders, investment bankers or banks pursuant to any agreement entered into by the Company or the Bank with respect to the offer and sale of the Units or any of the other transactions contemplated hereby.

     (s) USURY LAWS. The Senior Notes will not be subject to a defense that the interest rate is in violation of the usury laws of the State of California, as currently in effect. The Company hereby waives, to the fullest extent permitted by applicable law, its right to assert the violation of any such usury law and the usury law of any other applicable jurisdiction as a defense to the fulfillment of any of its obligations under the Senior Notes and covenants and agrees to take all reasonable actions as may be necessary in the future to make such waiver effective.

     (t) CERTAIN ASSETS. The Company has Previously Disclosed a true and correct listing of the following assets of the Company and its Subsidiaries as of August 31, 1995: (i) all non-performing loans, securities or other assets (i.e., all assets on which the Company or the Bank has ceased recognizing interest under generally accepted accounting principles or as to which any payments of principal or interest are past due 90 or more days as of such date), (ii) all loans, securities or other assets as to which any payments of principal or interest are past due 60 or more days, (iii) all loans, securities or other assets not included in the foregoing which have been classified special mention, substandard, doubtful or loss by management of the Company or the Bank or regulatory examiners, and (iv) each parcel of Real Estate Owned (excepting such parcels as may have been disposed of in the ordinary course of business subsequent to such date), including an identification of the amount of reserves which have been established with respect to each such parcel and its net carrying value.

     (u) NO DEBT. Except for the Senior Notes and Permitted Debt (as defined in Section 4(c)(i) and (ii) of the Senior Notes), as of the date hereof the Company, on an unconsolidated basis, does not have any outstanding Debt (as defined in Section 3 of the Senior Notes), and except for the Senior Notes and Permitted Debt, the Company will have no outstanding Debt on the Closing Date.

     (v) PRIVATE OFFERING. Neither the Company nor, assuming the accuracy of such representations of the Placement Agent as may be requested by the Company in connection with the transactions contemplated hereby, any Person acting on its behalf, has taken or will take any action which might subject the offering, issuance or sale of the Units to the registration requirements of the Securities Act or comparable provisions of any applicable State securities laws.

     (w) DISCLOSURE. None of the representations and warranties of the Company or any of the information or documents which have been Previously Disclosed to a Purchaser pursuant hereto are false or misleading in any material respect or contain any untrue statement of a material fact, or omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances, not misleading. Copies of all documents referred to in this
Section 3.1 are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

SECTION 3.2    REPRESENTATIONS AND WARRANTIES OF THE
               PURCHASERS.

     (a) INVESTMENT INTENT. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to, and covenants and agrees with, the Company that the Securities to be acquired by it hereunder are being acquired for its own account for investment and with no intention of distributing or reselling such Securities or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to a Purchaser's right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Securities under an effective registration statement under the Securities Act and other applicable State securities laws or under an exemption from such registration, and subject, nevertheless, to the disposition of a Purchaser's property being at all times within its control. Each Purchaser, severally and not jointly and as to itself only, further represents and warrants to the Company that such Purchaser has no present agreement, understanding, plan or intent to transfer the Units (including the Warrants) to be purchased by it to any transferee.

     (b)  TRANSFER RESTRICTIONS.

          (i) If a Purchaser should decide to dispose of any of the Securities, such Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or as set forth below: (i) to the Company, (ii) to any Person reasonably believed by such Purchaser to be a "qualified institutional buyer" (as defined in Rule 144A under the Securities
     Act) in compliance with Rule 144A under the Securities Act, (iii) pursuant to an exemption from registration set forth in Rule 144 under the Securities Act, (iv) to any Person who is reasonably believed by such Purchaser to be an "accredited investor" (as defined in Rule 501(a) under the Securities Act) and that, prior to such transfer, furnishes to the Purchaser and the Company a signed letter confirming its status as an accredited investor and agreeing to the restrictions on transfer of the Securities set forth in this Agreement or (v) to any Affiliate of such Purchaser pursuant to an applicable exemption under the Securities Act. In connection with any transfer of any Securities other than (i) any transfer pursuant to an effective registration statement or (ii) any transfer by a qualified institutional buyer (as defined in Rule 144A under the Securities Act) pursuant to clause (i) or (ii) above, the Company may require that the transferor of any such Securities provide to the Company an opinion of counsel experienced in the area of United States securities laws selected by the transferor (which may include in-house counsel of a transferor), which counsel shall be and the form and substance of which opinion shall be, reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such Securities under the Securities Act or any State securities laws. In connection with any transfer pursuant to clause (ii) above, the Company may request reasonable certification as to the status of the transferor's transferee as a qualified institutional buyer. Each Purchaser agrees to the imprinting, so long as appropriate, (i) on the Senior Notes of the first legend set forth on the form of Senior Note included as Exhibit B hereto, (ii) on the Warrants of the first legend set forth on the form of Warrant included as Exhibit D hereto and
     (iii) on certificates representing the Series A Preferred Stock and the Common Stock issuable (x) upon exercise of the Warrants or (y) pursuant to Section 6(b) of the Senior Notes and/or Section 2(b) of the Certificate of Designations, a legend substantially similar to the foregoing legends. The legends set forth above may be removed if and when the applicable Securities are disposed of pursuant to an effective registration statement under the Securities Act or in the opinion of counsel to the Company experienced in the area of United States securities laws such legend is no longer required under applicable requirements of the Securities Act. The Senior Notes, Warrants and certificates evidencing the Series A Preferred Stock and Common Stock referred to in clauses (i), (ii) and (iii) above also shall bear any other legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws. The Company agrees that it will provide each Purchaser, upon request, with a substitute document evidencing the Securities not bearing such legend at such time as such legend is no longer applicable.

          (ii) Each Purchaser understands and agrees that it may transfer the Senior Note, shares of Series A Preferred Stock and Warrant which comprise a Unit (including any Fractional Unit) only together as such until the earlier of (x) the date the Company files with the Commission its annual report on Form 10-K for the year ended December 31, 1996 and (y) March 30, 1997. Each Purchaser agrees to the imprinting, so long as appropriate, of the second legend set forth on the form of Senior Notes and the form of Warrant included as Exhibit B and Exhibit D hereto, respectively, on the Senior Notes, certificates evidencing Series A Preferred Stock and Warrants which are included in the Units. Such legends may be removed following the expiration of the restrictions on transfer contained in paragraph (b)(ii) and (iii) of this Section 3.2, and the Company agrees that it will provide each Purchaser, upon request, with a substitute document evidencing the Senior Notes, Series A Preferred Stock and Warrants comprising the Units not bearing such legend at such time as such legend is no longer applicable.

          (iii) Each Purchaser understands and agrees that until the Warrants become exercisable in accordance with their terms, it will give the Company not less than 10 Business Days' notice of any proposed transfer of Units and/or Securities, accompanied by information related to such transfer which is reasonably sufficient to enable the Company to make the determinations referred to herein, so that the Company may determine in its reasonable judgment whether (i) such proposed transfer involves a person who is a "5% shareholder" of the Company, as that term is defined in Section 382(k)(7) of the Code, or who would become a 5% shareholder of the Company as a result of such proposed transfer, and, if so, (ii) whether such proposed transfer could reasonably be expected to result in an "ownership change" under Section 382 of the Code and the regulations promulgated thereunder (taking into account both the proposed transfer and any other transactions of which the Company is aware) and, if so, (iii) whether such "ownership change" would result in a material loss of tax benefits to the Company. In the event the Company makes such determinations and provides the Purchaser with written notice of the same within 10 Business Days of its receipt of the above-referenced notice from the Purchaser, or in the event the Company makes a reasonable written request to such Purchaser for further information concerning such proposed transfer within the same 10-Business Day period and makes the foregoing determinations within 10 Business Days after receipt of such further information, the Purchaser agrees not to effect any such transfer as the Company may request in order to avoid such an "ownership change."

     (c) STOP TRANSFER INSTRUCTIONS. Each Purchaser agrees that the Company shall be entitled to make a notation on its records and give instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth in Section 3.2(b) of this Agreement.

     (d) ACCREDITED INVESTOR. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to, and covenants and agrees with, the Company that (i) at the time it was offered the Units, it was,
(ii) at the date hereof, it is, and (iii) at the Closing, it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

     (e) DUE EXECUTION. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that this Agreement has been, and each Related Agreement to which it will become a party will be, duly executed and delivered by it or on its behalf and constitutes, or will constitute, as applicable, a valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, except that (i) rights to indemnity and contribution under the Registration Rights Agreement may be limited by applicable law, (ii) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (iii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     (f) NO CONFLICT. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement and each of the Related Agreements to which it will become a party do not and will not, as applicable, conflict with or constitute a breach or a default under (i) its articles of incorporation, charter or other organizational document or bylaws, as applicable, (ii) any material obligation, agreement, indenture, bond, debenture, note, instrument or any other evidence of indebtedness to which it is a party or its assets are subject or (iii) subject to Section 3.2(i) hereof, any law, ordinance, order, license, rule or other regulation or demand of any court or governmental agency, arbitration panel or authority applicable to it.

     (g) ACCESS TO INFORMATION. Each Purchaser acknowledges receipt of the Confidential Memorandum and further acknowledges that prior to the date hereof and, subject to the Company's compliance with its obligations pursuant to Section 5.3(a) hereof, on and subsequent to the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Units and the merits and risks of investing in the Units and (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Units.

     (h)  RELIANCE.  Each Purchaser also understands and acknowledges that
(i) the Units are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) such exemption depends in part on, and that the Company, its counsel and the Private Placement Agent will rely upon, the accuracy and truthfulness of the foregoing representations and warranties of such Purchaser, and such Purchaser hereby consents to such reliance.

     (i) GOVERNMENTAL AUTHORIZATION. Except for (i) compliance with applicable federal and State securities laws in connection with the performance by a Purchaser of its obligations under the Registration Rights Agreement, (ii) any required compliance by a Purchaser with applicable federal and State securities laws, HSR and/or federal banking laws and regulations in connection with (x) the issuance of shares of Common Stock upon exercise of the Warrants in accordance with their terms or (y) any issuance of Common Stock pursuant to Section 6(b) of the Senior Notes or
Section 2(b) of the Certificate of Designations and (iii) such written confirmations from the OTS as may be reasonably determined by a Purchaser to be necessary to ensure that upon consummation of the transactions contemplated by Section 2.1 hereof it will not be deemed to be in control of the Company or subject to a rebuttable presumption of control of the Company under the HOLA and 12 C.F.R. Part 574, each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that no consent, approval, order or other authorization of any governmental, administrative or regulatory body or agency is legally required by or on behalf of the Purchaser in connection with the execution, delivery and performance of this Agreement and each Related Agreement to which it will become a party.

     (j)  OWNERSHIP OF COMPANY STOCK.

          (i) Each Purchaser who is an individual, severally and not jointly and as to itself only, represents and warrants to the Company that, other than by virtue of this Agreement and in the case of Management as Previously Disclosed, (A) he does not own any Capital Stock or Stock Equivalents of the Company, and that to his knowledge after due inquiry none of his spouse, parents, children or grandchildren (including for this purpose, persons related by blood or adoption) (collectively, the "Related Persons") owns any Capital Stock or Stock Equivalents of the Company, (B) to his knowledge after due inquiry no partnership, limited liability company or corporation in which he or any of his Related Persons owns a 5% or greater interest and no estate or trust of which he or any of his Related Persons is a beneficiary (collectively, "Related Entities"), owns, directly or indirectly, any Capital Stock or Stock Equivalents of the Company, and
     (C) neither such Purchaser nor to the knowledge of such Purchaser after due inquiry any of such Purchaser's Related Persons or any entity that constitutes a Related Entity with respect to such Purchaser has any present intention or plan to acquire Common Stock or Stock Equivalents of the Company otherwise than through the exercise of the Warrants and the terms of the Units.

          (ii) Each Purchaser that is not an individual, severally and not jointly and as to itself only, represents and warrants to the Company that, other than by virtue of this Agreement, (A) it does not own any Capital Stock or Stock Equivalents of the Company, (B) to such Purchaser's knowledge after due inquiry, no partnership, limited liability company or corporation in which it owns a 5% or greater interest, or estate or trust of which it is a beneficiary owns, directly or indirectly, any Capital Stock or Stock Equivalents of the Company and (C) neither it nor to its knowledge after due inquiry any Affiliate has any present intention or plan to acquire Common Stock or Stock Equivalents of the Company otherwise than through the exercise of the Warrants and the terms of the Units.

          (iii) Each Purchaser, whether or not an individual, severally and not jointly and as to itself only, further represents and warrants to the Company that (A) such Purchaser owns no shares of stock of any funds advised by Heine Securities Corporation or Dimensional Fund Advisors Inc and (B) to such Purchaser's knowledge, no partnership, limited liability company or corporation in which he or it owns an interest of less than 5% owns, directly or indirectly, any Common Stock, or Stock Equivalents of the Company, nor does any such partnership, limited liability company or corporation have any present intention or plan to acquire any such Common Stock or Stock Equivalents.

          (iv) Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that, except as Previously Disclosed, it does not bear a relationship to any other Purchaser that is specified in Section 267(b) or Section 707(b) of the Code.


                                ARTICLE IV
                    CONDITIONS PRECEDENT TO THE CLOSING


     SECTION 4.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. The respective obligations of each of the parties hereto to fulfill their obligations under Section 2.1 hereof at the Closing shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

          (a) All requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

          (b) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

          (c) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of any of the transactions contemplated by this Agreement.

          (d) Each of the parties hereto shall have received (i) a counterpart to this Agreement, duly executed and delivered by the parties hereto, and (ii) a counterpart of each Related Agreement (other than the Senior Notes) to which it is a party, in form and substance satisfactory to the parties, which shall have been duly executed and delivered by the Company, the Bank and the Purchaser or Purchasers, as applicable.

          (e) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

          (f) The OTS shall have indicated in writing to the Bank that upon the submission by the Company of notice to the OTS of the consummation of the transactions contemplated by Section 2.1 hereof,
     (i) the Prompt Corrective Action Directive issued to the Bank by the OTS as of June 30, 1995 will be terminated, (ii) the regulatory capital requirements applicable to the Bank will be the requirements of general applicability set forth at 12 C.F.R. 567.2 and related regulations and there will be no individual minimum regulatory capital requirement required to be maintained by the Bank, (iii) the OTS will not, solely by virtue of any special assessment to recapitalize the SAIF, require the Bank to meet an individual minimum regulatory capital requirement or otherwise increase the amount of regulatory capital required to be maintained by the Bank, and (iv) the Bank will not be subject to any capital restoration plan filing requirement and the Bank's revised capital plan submitted to the OTS on June 22, 1995 will be void.

     SECTION 4.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS. The obligations of each of the Purchasers to fulfill its obligations under
Section 2.1 hereof shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

          (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement to be performed prior to the Closing; and each of the Purchasers shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

          (b) The Company shall have delivered to each Purchaser a Senior Note, certificate evidencing Series A Preferred Stock and a Warrant, in each case registered in the name of the Purchaser, sufficient to evidence the Securities in the Units to be issued and sold by the Company and purchased by the Purchaser, as set forth on Exhibit A hereto, against payment therefor to the Company in the amount of $500,000 per Unit (subject to pro rata adjustment in the case of any Fractional Unit).

          (c) Each Purchaser shall have received such written confirmations from the OTS as may be reasonably determined by it to be necessary to ensure that upon consummation of the transactions contemplated by Section 2.1 hereof it will not be deemed to be in control of the Company or subject to a rebuttable presumption of control of the Company under the HOLA and 12 C.F.R. Part 574, and no such confirmation shall include any condition or requirement that, individually or in the aggregate, would reduce the benefits of the transactions contemplated by this Agreement in so significant a manner that the party, in its judgment, would not have entered into this Agreement had such condition or requirement been known at the date hereof.

          (d) The Company shall have delivered to each Purchaser a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the following effect:

                    (i) at November 30, 1995, the Company had not less than $23,500,000 of consolidated shareholders' equity under generally accepted accounting principles;

                    (ii) at November 30, 1995, the Company's consolidated general allowance for loan losses and consolidated general allowance for losses on Real Estate Owned (x) amounted to not less than $12,500,000 in the aggregate and (y) complied with any applicable requirement of the OTS, including without limitation the requirements set forth in a letter, dated October 5, 1995, from Timothy J. Layne, Assistant Regional Director of the OTS, to Scott A. Braly;

                    (iii) from August 1, 1995 to November 30, 1995, the Company received not less than $14,000,000 of net proceeds from the sale of Real Estate Owned (other than apartment buildings), which sales in each case have been recorded by the Company as such under generally accepted accounting principles;

                    (iv) at November 30, 1995, the Company's consolidated Non-performing Assets amounted to not more than $50,600,000; and

                    (v) to the best of the knowledge and belief of each such officer, no event has occurred subsequent to November 30, 1995 which would make the statements in clauses (i)-(iv) above inaccurate.

          (e) Unless waived by the Purchasers in accordance with Section 6.3(a) hereof, either (i) the Company's issuance of the Warrants included in the Units to be sold pursuant to this Agreement shall have been approved by the requisite vote of the holders of the Common Stock pursuant to Section 6(i)(1)(D) of Part III to Schedule D of the Bylaws of the NASD or (ii) the Company shall have obtained an exemption from such requirement to obtain shareholder approval upon application to the NASD and mailed to all shareholders of the Company the notice referred to in Section 6(i)(1)(e) of Part III to Schedule D of the Bylaws of the NASD.

          (f) Members of Management shall have agreed, by their execution of this Agreement, to purchase in the aggregate not less than 5% of the aggregate Units to be sold by the Company pursuant to this Agreement.

          (g) Each Purchaser shall have received, in form and substance reasonably satisfactory to it, an opinion, addressed to the Purchasers and dated the Closing Date, of Mayer, Brown & Platt, counsel for the Company and the Bank, with respect to the matters set forth in Exhibit H hereto.

          (h) No party to this Agreement (other than the relevant Purchaser) shall be in material breach of this Agreement unless such breach shall have been waived in writing by each of the other parties to this Agreement.

          (i) Each Purchaser shall have received such other certificates, opinions, documents and instruments related to the transactions contemplated hereby as may have been reasonably required by it and are customary for transactions of this type, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to it and its counsel.

     SECTION 4.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to fulfill its obligations under this Agreement, including without limitation the obligations set forth in Section 2.1 hereof, shall be subject to the satisfaction or waiver prior to the Closing of the following conditions, provided that the condition set forth at paragraph (e) below may not be waived without the prior written consent of the Purchasers:

          (a) Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and the Company shall have received a certificate signed by each Purchaser who is an individual and by a duly authorized officer of each other Purchaser to the foregoing effect.

          (b) Each Purchaser shall have delivered to the Company $500,000 per Unit (subject to pro rata adjustment in the case of any Fractional
     Unit) for each of the Units to be issued and sold by the Company and purchased by the Purchaser pursuant to this Agreement, as set forth on Exhibit A hereto, such amount to be payable (i) by wire transfer of immediately available funds to an account with a bank designated by the Company, by notice to each of the Purchasers to be provided no later than two Business Days prior to the Closing Date, or (ii) a federal (same day) funds check payable to the order of the Company.

          (c) No party to this Agreement (other than the Company) shall be in material breach of this Agreement unless such breach shall have been waived in writing by each of the other parties to this Agreement.

          (d) The Company shall have received such other certificates, opinions, documents and instruments related to the transactions contemplated hereby as may have been reasonably required by the Company and are customary for transactions of this type, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to the Company and its counsel.

          (e) The Company shall have received, in form and substance reasonably satisfactory to the Company, an opinion, addressed to it and dated the Closing Date of Mayer, Brown & Platt, counsel for the Company and the Bank, to the effect that there is "substantial authority" within the meaning of Treasury Regulation 1.6662-4(d) to support the conclusion that consummation of the transactions contemplated by Section 2.1 hereof will not result in a change of ownership of the Company for purposes of Section 382 of the Code.


                                 ARTICLE V
                                 COVENANTS


     SECTION 5.1 SHAREHOLDER MEETING; EXEMPTION. The Company agrees to use its best efforts to obtain from the NASD an exemption from the requirement, pursuant to Section 6(i)(1)(d) of Part III to Schedule D of the Bylaws of the NASD, to obtain shareholder approval of the issuance of the Warrants included in the Units to be sold pursuant to this Agreement and, in the event it obtains such exemption, to mail to all shareholders of the Company the notice referred to in Section 6(i)(1)(e) of Part III to Schedule D of the Bylaws of the NASD (collectively, the "NASD Exemption"). In the event that the Company does not obtain the NASD Exemption by October 15, 1995, the Company shall (i) take all action necessary (including without limitation the preparation, filing and dissemination of requisite proxy materials) to have its shareholders consider the issuance of the Warrants included in the Units to be sold pursuant to this Agreement at a special meeting of shareholders which is called for the purpose as promptly as practicable after the date hereof, (ii) recommend that its shareholders approve the issuance of the Warrants included in the Units to be sold pursuant to this Agreement and use its best efforts to obtain (including without limitation retaining a proxy solicitor if requested by any Purchaser), as promptly as practicable, such approval and (iii) cooperate and consult with the Purchasers with respect to each of the foregoing matters, provided that the Company may cease taking any of the actions set forth in the foregoing clauses if it obtains the NASD Exemption.

     SECTION 5.2 APPLICATIONS. In the event that any approval, consent or non-objection need be obtained by the Company, the Bank or any Purchaser from, or a notice or other filing need be filed by the Company, the Bank or any Purchaser with, the OTS, the FDIC or any other governmental authority (including without limitation the Federal Trade Commission and the Assistant Attorney General in charge of the Antitrust Division of the U.S. Department of Justice pursuant to the HSR) in connection with (i) the execution, delivery and performance of this Agreement or any Related Agreement by the Company, the Bank or any Purchaser or (ii) the Company's issuance of Common Stock upon exercise of Warrants or pursuant to Section 6(b) of the Senior Notes or Section 2(b) of the Certificate of Designations, such party shall take all actions necessary to obtain any such approval, consent or non-objection or file such notice or other filing as promptly as practicable, and the other parties hereto agree to cooperate with such party in obtaining or filing the same. Any party that is required to file any notice, application or other document pursuant to the preceding sentence shall provide copies thereof (excluding any confidential information) for review to each Purchaser who is a Material Securityholder in the case of the Company, and to the Company in the case of a Purchaser, not less than three Business Days prior to the making of such filing and shall keep such other party or parties hereto, as applicable, apprised of the status of such filing and the consideration thereof by the relevant governmental authority.

     SECTION 5.3    INVESTIGATION AND CONFIDENTIALITY.

     (a) Prior to the Closing, the Company shall permit each Purchaser and its representatives reasonable access to its properties and personnel, and shall disclose and make available to each Purchaser all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which a Purchaser may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, and provided further that in the event that any of the foregoing are in the control of any third party, the Company shall use its best efforts to cause such third party to provide access to such materials to each Purchaser who shall request the same. In the event that the Company is prohibited by law from providing any of the access referred to in the preceding sentence to a Purchaser, it shall use its best efforts to obtain promptly waivers thereof so as to permit such access. The Company shall make the directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) of the Company and its Subsidiaries available to confer with a Purchaser and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

     (b) All information furnished to a Purchaser by the Company previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Company and each Purchaser covenants, severally and not jointly and as to itself only, that it shall use its best efforts to keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date hereof but shall not apply to (i) any information which (x) a Purchaser can establish by convincing evidence was already in its possession prior to the disclosure thereof by the Company; (y) was then generally known to the public; or (z) became known to the public through no fault of a Purchaser; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that a Purchaser shall use its best efforts to give the Company at least ten Business Days prior notice thereof and shall limit such disclosure to the minimum amount required by such legal requirement or court order.

     SECTION 5.4 PRESS RELEASES. The Company and each Purchaser who will be a Material Securityholder upon consummation of the transactions specified in Section 2.1 hereof shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit any party, following notification to such other parties, from making any disclosure which it determines in good faith is required by law or regulation. For purposes of the foregoing, the Company may treat a law firm designated from time to time by the Purchasers who are Material Securityholders as the authorized representative of each of the Purchasers.

     SECTION 5.5 NO SOLICITATION. Prior to the Closing, neither the Company nor the Bank, nor any of the directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company, shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or the Bank, or any business combination with the Company or the Bank, other than as contemplated by this Agreement. The Company will immediately notify the Purchasers orally and in writing if any such inquiries or proposals are received by, or such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Company or the Bank.

     SECTION 5.6 USE OF PROCEEDS. On the Closing Date the Company shall apply the net proceeds from the sale of Units pursuant to this Agreement as follows:

          (i) not less than $17,500,000 of such net proceeds shall be contributed by the Company to the Bank as additional paid-in capital on the Capital Stock of the Bank held by the Company; and

          (ii) an amount of such net proceeds equal to the first six full semi-annual interest payments which become due on the Senior Notes shall be used to establish and maintain the Interest Reserve Account required by Section 1(b) of the Senior Notes and the Security Agreement.

     SECTION 5.7    CURRENT INFORMATION.

     (a) Between the date hereof and the Closing, the Company shall provide to each Purchaser (i) promptly following the filing thereof, copies of each report filed by the Company under the Exchange Act and each regular and periodic report filed by the Company and the Bank with the OTS, (ii) concurrently with the mailing thereof, copies of each communication sent by the Company to its shareholders generally and (iii) within 15 days after the end of the month of November 1995 (and in any event prior to the Closing), a consolidated statement of operations of the Company for each of October and November 1995 and for the period beginning at the commencement of the fiscal year and ending at the end of each such monthly period, and a consolidated balance sheet of the Company as of November 30, 1995, in each case prepared in accordance with generally accepted accounting principles.

     (b) Subsequent to the Closing, the Company shall furnish to each Purchaser who holds Series A Preferred Stock and/or Warrants, promptly upon their becoming available, (i) each communication sent by the Company to its shareholders generally, (ii) each report filed by the Company with the Commission pursuant to the Exchange Act and (iii) each registration statement and prospectus filed by the Company with the Commission under the Securities Act, provided that the Company shall not be required to furnish any such Purchaser any of the same to the extent that it already has done so pursuant to Section 4(h)(iv) of the Senior Notes or the Registration Rights Agreement.

     SECTION 5.8 LISTING OF ADDITIONAL SHARES OF COMMON STOCK. The Company shall take all action which is necessary to ensure that Common Stock issuable upon exercise of the Warrants and Common Stock which may be issued pursuant to Section 6(b) of the Senior Notes or Section 2(b) of the Certificate of Designations will be eligible upon issuance for quotation on the Nasdaq Stock Market's National Market or any exchange on which the Common Stock is then traded.

     SECTION 5.9    RIGHTS OF FIRST REFUSAL.  (a) Subject to subsection
(g), for so long as a Purchaser is a holder of a Unit (an "Eligible Purchaser"), the Company agrees not to issue any of its Capital Securities or to permit the Bank to issue any of its Capital Securities (such Capital Securities of the Company and the Bank hereinafter deemed to be jointly covered by the term "Capital Securities") to any Person or Persons, other than in the case of Capital Securities of the Bank to the Company (a "Third Party Purchaser"), without first offering or causing the Bank to offer, as applicable, to such Eligible Purchaser the opportunity to purchase all or part of such Capital Securities being issued at the same purchase price and on the same terms as are proposed to be offered to a Third Party Purchaser. For this purpose, the Company shall deliver a written notice, or cause the Bank to deliver a written notice, as applicable (in each case a "Notice"), to each Eligible Purchaser of any proposed issuance of Capital Securities which shall contain all of the material terms of the proposed issuance, including, without limitation, the purchase price and total amount of Capital Securities proposed to be issued, which terms, including without limitation the purchase price and any conversion price or rate of such Capital Securities, may to the extent necessary be expressed in the form of good faith estimates by the Board of Directors of the Company.

     (b) Upon receipt of the Notice, each Eligible Purchaser will have the right to subscribe for all or part of the Capital Securities on the same terms set forth in the Notice, by delivery of written notice to the Company or the Bank, as applicable ("Acceptance Notice"), in accordance with the instructions set forth in the Notice, within 20 days from the date of its receipt of the Notice (the "Offer Period"). The Acceptance Notice shall specify the amount (not exceeding all) of the Capital Securities being offered with respect to which the Eligible Purchaser wishes to exercise its subscription rights.

     (c) An Acceptance Notice, once given by an Eligible Purchaser in accordance with subsection (b), shall become irrevocable at the end of the Offer Period unless it is withdrawn prior to the expiration of the Offer Period (any such Acceptance Notice which so becomes irrevocable being called an "Irrevocable Acceptance" and the Eligible Purchaser giving such notice being an "Accepting Eligible Purchaser").

     (d) (i) In the event that any Eligible Purchaser fails to have delivered an Irrevocable Acceptance with respect to any Notice on or prior to the last day of the Offer Period with respect to such Notice, such Eligible Purchaser will have no further right to subscribe for the Capital Securities proposed to be issued in such Notice during a Free Sale Period commencing on the date immediately following the end of the Offer Period with respect to such Notice.

          (ii) In the event that no Eligible Purchasers shall have delivered an Irrevocable Acceptance with respect to a Notice on or prior to the last day of the Offer Period with respect to such Notice, the Company or the Bank, as applicable, will be entitled to a Free Sale Period with respect to the Capital Securities proposed to be issued in such Notice commencing on the date immediately following the end of the Offer Period with respect to such notice.

          (iii) In the event that Accepting Eligible Purchasers deliver Irrevocable Acceptances relating to an amount of Capital Securities in the aggregate in excess of the amount of Capital Securities proposed to be issued pursuant to the Notice, the amount of Capital Securities which each Accepting Eligible Purchaser shall be obligated to purchase will be such Eligible Purchaser's Purchaser Percentage of the Capital Securities proposed to be issued pursuant to such Notice (provided that, if one or more Accepting Eligible Purchasers deliver Irrevocable Acceptances to subscribe for less than such Eligible Purchaser's Purchaser Percentage, then the Capital Securities that would have been allocated to such Eligible Purchaser or Purchasers pursuant to this subsection (d)(iii) shall be allocated to the other Accepting Eligible Purchasers in accordance with their respective Purchaser's Percentages, except that no Accepting Eligible Purchaser shall be required to purchase any Capital Securities in an amount greater than the amount elected to be subscribed for by such Accepting Eligible Purchaser pursuant to its Irrevocable Acceptance).

          (iv) In the event that Accepting Eligible Purchasers exercise their option to purchase, pursuant to the foregoing provisions of this
     Section 5.9, in the aggregate, all (or, if the Company or the Bank, as applicable, shall so elect, more than 90%) of the Capital Securities proposed to be issued in the Notice, all such Eligible Purchasers and the Company or the Bank, as applicable, shall complete the purchase of the Capital Securities on the terms set forth in the Notice within 30 days of the expiration of the Offer Period, or within such longer period (not to exceed six months from the date of the Accepting Eligible Purchaser's Irrevocable Acceptance) as may be required for such Accepting Eligible Purchaser to obtain any applicable regulatory approvals that such Accepting Eligible Purchaser is making a good faith effort to obtain. If an Accepting Eligible Purchaser does not complete the purchase of Capital Securities as set forth above, other than as a result of the negligence, bad faith or wilful misconduct of the Company or the Bank or any action or omission made by the Company or the Bank that would prevent such an Accepting Eligible Purchaser from completing its purchase, the Company or the Bank, as applicable, will be entitled to a Free Sale Period commencing on the 31st day following the expiration of the Offer Period, subject to extension as set forth in the immediately preceding sentence.

          (v) Other than as set forth in subsection (vi) below (and subject to subsection (iv) above), in the event that Accepting Eligible Purchasers shall have delivered Irrevocable Acceptances for all or less than all of the Capital Securities set forth in the Notice, each Accepting Eligible Purchaser shall purchase, within the applicable period set forth in subsection (iv) above or subsection
     (vi) below, as the case may be, the amount of Capital Securities set forth in its Irrevocable Acceptance.

          (vi) In the event that Accepting Eligible Purchasers elect to subscribe for, in the aggregate, less than all (or if the Company or the Bank, as applicable, shall so elect 90%) of the Capital Securities proposed to be offered pursuant to the Notice, the Company or the Bank, as applicable, shall have a Free Sale Period commencing on the date immediately following the end of the Offer Period with respect to the Capital Securities offered pursuant to such Notice as to which Accepting Eligible Purchasers do not elect to subscribe and the Company agrees to sell, and to cause the Bank to sell, as applicable, and the Accepting Eligible Purchasers shall be obligated to purchase, the Capital Securities for which they subscribed substantially simultaneously (or, with respect to any Accepting Eligible Purchaser, within such longer period (not to exceed four months from the relevant purchase by the Third Party Purchaser) as may be required for such Accepting Eligible Purchaser to obtain any applicable regulatory approvals that such Accepting Eligible Purchaser is making a good faith effort to obtain) with the purchase by the Third Party Purchaser of the balance of the Capital Securities proposed to be offered pursuant to such Notice, it being understood that if such balance of Capital Securities is not so purchased on the terms set forth in the Notice, no Eligible Purchaser will be required or entitled to purchase such Capital Securities as to which its Irrevocable Acceptance applied.

     (e) If at any time during a Free Sale Period the terms of a proposed issuance shall have changed in any material respect from the terms set forth in the Notice, the Company or the Bank, as applicable, shall give notice (the "Alteration Notice") to the Eligible Purchasers describing the changes in terms. Upon receipt of any Alteration Notice, each Eligible Purchaser will have the right to subscribe for all or part of the Capital Securities on the terms set forth in the Alteration Notice, by delivery of an Acceptance Notice to the Company or the Bank, as applicable, in accordance with the instructions set forth in the Alteration Notice, within 20 days from the date of receipt of the Alteration Notice (the "Altered Offer Period"), stating the amount (not exceeding all) of Capital Securities proposed to be offered as to which such Eligible Purchaser wishes to exercise its right to subscribe. In any such case, the procedures set forth in subsection (d), to the extent applicable, shall be followed.

     (f) The failure of an Eligible Purchaser to respond to any particular Notice or Alteration Notice will not constitute a waiver of such Eligible Purchaser's rights with respect to any proposed issuance of Capital Securities pursuant to a subsequent Notice or Alteration Notice.

     (g) Subsections (a)-(f) shall not apply to the issuance of Capital Securities pursuant to or in connection with (i) the purchase and sale of the Securities contemplated by this Agreement, (ii) a reorganization, merger or consolidation of the Company or the Bank or a sale, disposition or other transfer of all or substantially all of the assets of the Company or the Bank to any Person or any Person to the Company or the Bank pursuant to one transaction or series of related transactions, (iii) any conversion or exchange of any Capital Securities (including without limitation the Warrants) in accordance with the terms of such securities or of the instruments relating to or governing the issuance of such Capital Securities, (iv) any employee benefit plans, other than the Employee Stock Ownership Plan or any similar plan of the Company, (v) any stock dividends, or pro rata (as to any class) split-ups, combinations or exchanges of or similar transactions involving Capital Securities, (vi) the issuance of Common Stock pursuant to Section 6(b) of the Senior Notes or Section 2(b) of the Certificate of Designations, (vii) any bona fide public offering of Capital Securities which is registered under the Securities Act and underwritten by an underwriting firm or firms of national reputation or
(viii) any issuance of Common Stock, Options (as defined in the Warrants) or Convertible Securities (as defined in the Warrants) which would result in an adjustment in accordance with the terms of the Warrants to the number of shares of Common Stock issuable upon exercise of the Warrants or the exercise price of a share of Common Stock which may be acquired upon exercise thereof and (ix) any issuance of Common Stock, Options (as so defined) or Convertible Securities (as so defined) to the holders of Common Stock in their capacities as such which would not result in an adjustment in accordance with the terms of the Warrants to the number of shares of Common Stock issuable upon exercise of the Warrants or the exercise price of a share of Common Stock which may be acquired upon exercise thereof, provided that the Company concurrently therewith grants to each Eligible Purchaser as of the record date for such transaction the rights, warrants or options to which each Eligible Purchaser would have been entitled if, on the record date used to determine the stockholders entitled to the rights, warrants or options being granted by the Company, the Eligible Purchaser was the holder of record of the number of whole shares of Common Stock then issuable upon exercise of the Warrants held by such Eligible Purchaser.

     (h)  Notwithstanding anything to the contrary contained in this
Section 5.9, except as permitted under subsection (g) above, neither Eligible Purchasers nor any Third Party Purchaser will be permitted to purchase an amount of Capital Securities of the Bank which, when combined with any other Capital Securities of the Bank owned by such Purchasers, would result in the Company and the Bank not being permitted to file a consolidated federal income tax return in the opinion of independent public accountants or counsel for the Company, in form and substance reasonably satisfactory to each Accepting Eligible Purchaser.

     (i)  For the purposes of this Section 5.9,

          "Purchaser Percentage" means, at any time of determination with respect to an Eligible Purchaser, the aggregate number of shares of Common Stock (including shares of Common Stock which may be acquired upon exercise of outstanding Warrants, whether or not then exercisable) then held by such Eligible Purchaser divided by the aggregate number of shares of Common Stock (including shares of Common Stock which may be acquired upon exercise of outstanding Warrants, whether or not then exercisable) outstanding at such time, expressed as a percentage, with fractional percentages of .5 or more and less than .5 rounded up and down, respectively.

          "Free Sale Period" means a period of three months (or such longer period of time, not in excess of one year, required to obtain any regulatory approvals, consents or other actions necessary to consummate a sale to a Third Party Purchaser which has agreed in writing (subject to such regulatory approvals, consents or actions and other reasonable closing conditions) to purchase Capital Securities on or prior to the end of such three-month period), during which the Company or the Bank, as applicable, shall be permitted to issue the Capital Securities which were proposed to be issued pursuant to a Notice or Alteration Notice to a Third Party Purchaser on terms no more favorable to the Third Party Purchaser than those set forth in such Notice or Alteration Notice, as the case may be.

     SECTION 5.10   RULE 144 AND RULE 144A REPORTING.

     With a view to making available to holders of Securities the benefits of certain rules and regulations of the Commission which may permit the sale of the Securities to the public without registration, the Company agrees at all times to:

          (a) make and keep public information available, as those terms are understood and defined in Rules 144 and 144A under the Securities Act (or any successors thereto); and

          (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

     SECTION 5.11   PURCHASES OF SECURITIES.

     The Company will not, and will not permit any of its Subsidiaries to, purchase any:

          (i) Senior Notes except in accordance with Section 4(m) of the Senior Notes;

          (ii) Series A Preferred Stock except pursuant to a repurchase offer made to each holder of shares of Series A Preferred Stock pro rata in accordance with the aggregate number of shares of Series A Preferred Stock held by such holder; and

          (iii) Warrants except pursuant to a repurchase offer made to each holder of a Warrant pro rata in accordance with the aggregate number of shares of Common Stock which may be acquired upon exercise of the Warrants held by such holder.

     SECTION 5.12 STOCK OPTIONS. Between the date hereof and the Closing, the Company shall use its best efforts to cancel all unexercised stock options issued to Management pursuant to the Stock Option Plan prior to the Closing and to grant to members of Management substitute options under the Stock Option Plan to purchase an aggregate of 360,000 shares of Common Stock, which options shall (i) have a per share exercise price equal to the greater of the fair market value of a share of Common Stock on the date of grant, as determined pursuant to the Stock Option Plan, and $3.875,
(ii) become vested and exercisable in three equal annual installments commencing on the first anniversary of the date of grant and (iii) terminate seriatim in three equal annual installments commencing on the fifth anniversary of the date of grant. The Purchasers acknowledge that an aggregate of an additional 240,000 shares of Common Stock may be made subject to options to be granted to other employees of the Company or the Bank in connection with a program to reduce the amounts of annual cash compensation payable by the Company and the Bank.

     SECTION 5.13 EXCHANGE OF SECURITIES. The Company will, at its expense, promptly upon surrender of (i) any Senior Note, (ii) any certificate evidencing Series A Preferred Stock and (iii) any Warrant, at the office of the Company referred to in, or designated pursuant to,
Section 6.4, respectively execute and deliver to the Purchaser (i) a new Senior Note or Senior Notes in aggregate principal amounts specified by the Purchaser (subject to the minimum denomination of the Senior Notes) for an aggregate principal amount equal to the Senior Note or Senior Notes surrendered, (ii) a new certificate or certificates in denominations specified by the Purchaser for an aggregate number of shares of Series A Preferred Stock equal to the number of shares of such stock represented by the certificate or certificates surrendered and (iii) a new Warrant or Warrants covering a number of shares of Common Stock specified by the Purchaser for an aggregate number of shares of Common Stock equal to the shares of Common Stock covered by the Warrant or Warrants surrendered.

     SECTION 5.14 ACQUISITION OF COMMON STOCK. Until the Warrants become exercisable in accordance with their terms, each Purchaser who is a Material Securityholder agrees to give the Company not less than 10 Business Days' notice of any proposed purchase or other acquisition of "stock" of the Company (as defined under Section 382 of the Code and the regulations thereunder), including any acquisition of "stock" pursuant to
Section 5.9 hereof but excluding shares of Common Stock which may be acquired pursuant to Section 6(b) of the Senior Notes and/or Section 2(b) of the Certificate of Designations, accompanied by information related to such proposed transaction which is reasonably sufficient to enable the Company to make the determinations referred to herein, so that the Company may determine in its reasonable judgment whether such purchase or other acquisition (i) would result in such Material Securityholder becoming a "5% shareholder" of the Company, as that term is defined in Section 382(k)(7) of the Code and, if so, (ii) whether such purchase or other acquisition could reasonably be expected to result in an "ownership change" under
Section 382 of the Code and the regulations promulgated thereunder (taking into account both the proposed transfer and any other transactions of which the Company is aware) and, if so, (iii) whether such "ownership change" would result in a material loss of tax benefits to the Company. In the event the Company makes such determinations and provides the Purchaser with written notice of the same within 10 Business Days of its receipt of the above-referenced notice from the Purchaser, or in the event the Company makes a reasonable written request to such Purchaser for further information concerning such proposed transaction within the same 10-Business Day period and makes the foregoing determinations within 10 Business Days after receipt of such further information, the Purchaser agrees not to effect any such purchase or other acquisition as the Company may request in order to avoid such an "ownership change."


                                ARTICLE VI
                               MISCELLANEOUS


     SECTION 6.1 SURVIVAL OF PROVISIONS. The representations, warranties and covenants of the Company and the Purchasers made herein and each of the provisions of Articles V and VI shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Purchaser or the Company, as the case may be, (ii) acceptance of any of the Securities and payment by the Purchasers therefor and retirement thereof, (iii) the transfer of any Securities or interest therein by any Purchaser, provided that no transferee may claim the benefit of any such representation or warranty, or (iv) any termination of this Agreement.

     SECTION 6.2 TERMINATION. This Agreement may be terminated (as between the party electing so to terminate it and the counterparty to which termination is directed) by giving written notice of termination to the applicable counterparty at any time prior to the Closing:

          (a) By the Company if any of the conditions specified in Sections 4.1 and 4.3 of this Agreement has not been met or waived by it pursuant to the terms of this Agreement by 3:00 p.m., Pacific Time on December 15, 1995; or

          (b) By any Purchaser if any of the conditions specified in Sections 4.1 and 4.2 of this Agreement has not been met or waived by such Purchaser pursuant to the terms of this Agreement by 3:00 p.m., Pacific Time, on December 15, 1995.

     SECTION 6.3    WAIVER; AMENDMENTS.

     (a) No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity. No waiver of or consent to any departure by the Company or any Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and each Purchaser. Any amendment, supplement or modification of or to any of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle another party hereto to any other or further notice or demand in similar or other circumstances.

     (b) The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of dividends, redemption premiums, fees or otherwise, to any holder of any Securities as consideration for or as an inducement to any consent, waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is paid to all Purchasers; provided, however, that this Section 6.3(b) does not restrict the Company's ability to deal individually with any Purchaser or any subsequent holder with respect to any settlement of a dispute or in the ordinary course of business.

     SECTION 6.4 COMMUNICATIONS. All notices, demands and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

          (i) if to any Purchaser, initially at the address set forth below its name on Exhibit A hereto, and thereafter at such other address, notice of which is given in accordance with this Section 6.4; and

          (ii) if to the Company, initially at 2381 Rosecrans Avenue, El Segundo, California 90245, Attention: President; and thereafter at such other address notice of which is given in accordance with this
     Section 6.4.

     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being sent by certified mail, return receipt requested, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

     SECTION 6.5 COSTS, EXPENSES AND TAXES. The Company agrees to pay all reasonable costs and expenses incurred by it in connection with the negotiation, preparation, typing, reproduction, execution, delivery and performance of this Agreement and the Related Agreements and any amendment or supplement or modification hereof or thereof (except to the extent otherwise provided in the Registration Rights Agreement), including without limitation, attorneys fees and expenses and all reasonable costs and expenses incurred by it in connection with the Company's administration of this Agreement and any Related Agreement. The Company also agrees to pay up to $150,000 of the expenses of the Purchasers incurred in connection with the transactions provided for herein, including reasonable fees and expenses payable to Elias, Matz, Tiernan & Herrick L.L.P. in connection with the negotiation, preparation, typing, reproduction, execution and delivery of this Agreement and the Related Agreements. The Company shall pay all reasonable costs and expenses (including, without limitation, attorneys' fees and expenses), if any, incurred by the Purchasers in connection with any waiver, amendment or modification of any provision of this Agreement or any Related Agreement with respect to an obligation of, or requested by, the Company. In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable in connection with the execution and delivery of this Agreement or the original issuance of any Securities, and shall save and hold each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

     SECTION 6.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     SECTION 6.7 BINDING EFFECT; ASSIGNMENT. Prior to the Closing, the rights and obligations of any Purchaser under this Agreement may not be assigned to any other Person except with the prior written consent of the Company, and after the Closing the rights and obligations of any Purchaser may be assigned by such Purchaser to any Person purchasing Securities from the Purchaser contemporaneously with such assignment (provided the rights so assigned shall apply to the Securities so purchased), subject to the provisions of Section 3.2(b), provided that the rights of a Purchaser pursuant to Section 5.9 hereof may not be assigned to any Person other than an Affiliate of such Purchaser. The rights and obligations of the Company under this Agreement may not be assigned by the Company without the consent of each Purchaser. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. This Agreement shall be binding upon the Company and each Purchaser, and their respective successors and permitted assigns.

     SECTION 6.8 GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of California, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflict of laws.

     SECTION 6.9 SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability only without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 6.10 HEADINGS AND GENDER. The Article and Section headings and Table of Contents used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. Use of a particular gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

     SECTION 6.11 INTEGRATION. This Agreement (including documents delivered pursuant hereto) and the Related Agreements constitute the entire agreement among the parties with respect to the subject matter thereof and there are no promises or undertakings with respect thereto not expressly set forth or referred to herein or therein.






     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                              HAWTHORNE FINANCIAL CORPORATION



                              By:  /S/ SCOTT A. BRALY
                                   -------------------------------------
                                   Name: Scott A. Braly
                                   Title:    President and Chief
                                             Executive Officer


                              VALUE PARTNERS, LTD



                              By:  /S/ TIMOTHY G. EWING
                                   -------------------------------------
                                   Name:     Timothy G. Ewing
                                   Title:    Partner-in-Charge


                              SID R. BASS MANAGEMENT TRUST



                              By:  /S/ SID R. BASS*
                                   -------------------------------------
                                   Name:     Sid R. Bass
                                   Title:    Trustee


                              THE BASS MANAGEMENT TRUST



                              By:  /S/ PERRY R. BASS
                                   -------------------------------------
                                   Name:     Perry R. Bass
                                   Title:    Trustee



                              /S/ MR. LEE M. BASS*
                              -------------------------------------
                              Mr. Lee M. Bass

_____
  *By William P. Hallman, Jr., Attorney-in-fact.






                              FORT PITT FUND, L.P.

                              By:  FORT PITT CAPITAL MANAGEMENT
                                    CORPORATION



                              By:  /S/ HARRY F. RADCLIFFE
                                   -------------------------------------
                                   Name:     Harry F. Radcliffe
                                   Title:    President and Chief Executive
                                             Officer



                              PROSPER VALUE FUND, L.P.

                              By:  PROSPER CAPITAL MANAGEMENT,
                                    L.P., its General Partner

                              By:  CHAPARRAL CAPITAL
                                    CORPORATION, its General Partner



                              By:  /S/ DAVID S. HUNT
                                   ----------------------------------
                                   Name:     David S. Hunt
                                   Title:    President



                              TYNDALL PARTNERS

                              By:  HALO CAPITAL PARTNERS, L.P., its
                                    General Partner



                              By:  /S/ JEFFREY HALIS
                                   -------------------------------------
                                   Name:     Jeffrey Halis
                                   Title:    General Partner



                              /S/ SCOTT A. BRALY
                              -------------------------------------
                              Mr. Scott A. Braly



                              /S/ MR. DAVID HARDIN
                              -------------------------------------
                              Mr. David Hardin



                              /S/ MR. NORMAN MORALES
                              -------------------------------------
                              Mr. Norman Morales



                              /S/ DR. JEFF SCHULTZ
                              -------------------------------------
                              Dr. Jeff Schultz



                              /S/ MR. TIMOTHY B. MATZ
                              -------------------------------------
                              Mr. Timothy B. Matz



                              /S/ W. MICHAEL HERRICK
                              -------------------------------------
                              W. Michael Herrick



                              /S/ RAYMOND A. TIERNAN
                              -------------------------------------
                              Raymond A. Tiernan



                              /S/ JOHN P. SOUKENIK
                              -------------------------------------
                              John P. Soukenik



                              /S/ WILLIAM H. SAVAGE
                              -------------------------------------
                              William H. Savage





                                                        EXHIBIT A


    Name and Address of
         Purchaser             No. of Units      Dollar Amount
    -------------------        ------------     --------------

Value Partners, LTD              17 Units          $8,500,000
2200 Ross Avenue
4660 West
Dallas, TX 75201
Attn:  Mr. Timothy Ewing
W (214) 999-1900
FAX (214) 999-1901

Lee M. Bass                       6 Units          $3,000,000
201 Main Street (32nd
Floor)
Fort Worth, TX 76102
Attn:  Mr. Brian McManus
W (817) 338-2681
FAX (817) 338-8366

Sid R. Bass Management            6 Units          $3,000,000
Trust
201 Main Street (32nd
Floor)
Fort Worth, TX 76102
Attn:  Mr. Brian McManus
W (817) 338-2681
FAX (817) 338-8366

The Bass Management Trust         5 Units          $2,500,000
201 Main Street (32nd
Floor)
Fort Worth, TX 76102
Attn:  Mr. Brian McManus
W (817) 338-2681
FAX (817) 338-8366

Fort Pitt Fund, L.P.              7 Units          $3,500,000
Birmingham Tower
Suite 710
2100 Wharton Street
Pittsburgh, PA 15203
Attn:  Mr. Harry F.
Radcliffe
W (412) 488-1550
FAX (412) 488-1930






    Name and Address of
         Purchaser             No. of Units      Dollar Amount
    -------------------        ------------     --------------

Mr. Scott A. Braly               2.4 Units         $1,200,000
Hawthorne Financial
Corporation
2381 Rosecrans Avenue
2nd Floor
El Segundo, CA 90245
W (310) 725-5600
FAX (310) 725-5038

Mr. David Hardin                 .2 Units          $  100,000
Hawthorne Financial
Corporation
2381 Rosecrans Avenue
2nd Floor
El Segundo, CA 90245
W (310) 725-5600
FAX (310) 725-5038

Mr. Norman Morales               .4 Units          $  200,000
Hawthorne Financial
Corporation
2381 Rosecrans Avenue
2nd Floor
El Segundo, CA 90245
W (310) 725-5600
FAX (310) 725-5038

Prosper Value Fund, L.P.          2 Units          $1,000,000
3900 Thanksgiving Tower
Dallas, TX 75201
Attn:  Mr. David Hunt
W (214) 880-8484
FAX (214) 880-7101

Tyndall Partners                  1 Unit           $  500,000
500 Park Avenue
New York, NY 10022
Attn:  Mr. Jeff Halis
W (212) 486-4794
FAX (212) 644-4482

Dr. Jeff Schultz                  3 Units        $  1,500,000
Christian Brothers
University
650 East Parkway South
Memphis, TN 38104
W (901) 722-0300
FAX (901) 722-0580





    Name and Address of
         Purchaser             No. of Units      Dollar Amount
    -------------------        ------------     --------------

Mr. Timothy B. Matz               1 Unit           $  500,000
Elias, Matz, Tiernan &
Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005
W (202) 347-0300
FAX (202) 347-2172

W. Michael Herrick               .1 Units            $100,000
Elias, Matz, Tiernan &
Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005
W (202) 347-0300
FAX (202) 347-2172

Raymond A. Tiernan               .2 Units            $200,000
Elias, Matz, Tiernan &
Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005
W (202) 347-0300
FAX (202) 347-2172

John P. Soukenik                 .1 Units            $100,000
Elias, Matz, Tiernan &
Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005
W (202) 347-0300
FAX (202) 347-2172

William H. Savage                .1 Units            $100,000
3110 Mount Vernon Avenue
Suite 100
Alexandria, Virginia 22305
W (703) 683-5625
FAX (703) 683-4732